MarketWise Reports Net Revenue of $83.5 Million for First Quarter 2025 and Net Income of $16.8 Million; First Quarter Billings increase 27% from Prior Quarter; Cash From Operating Activities Improves by $20.2 Million; Provides FY 2025 Financial Targets; Announced Quarterly and Special Dividend Totaling $0.30 per Class A Share

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for first quarter 2025.(1)
First Quarter 2025 Highlights(1)
▪Paid Subscribers were 473 thousand as of March 31, 2025 compared with 683 thousand as of March 31, 2024(3)
▪Total Net Revenue was $83.5 million in 1Q 2025 compared with $109.0 million in 1Q 2024(2)
▪Total Billings was $70.5 million in 1Q 2025 compared with $55.4 million in 4Q 2024 and $77.2 million in 1Q 2024 – excluding the 1Q 2024 Billings of Legacy Research, 1Q 2024 Billings were $61.4 million
▪Net Income was $16.8 million in 1Q 2025 compared with $22.7 million in 1Q 2024
▪Cash from Operating Activities improved by $20.2 million to $1.7 million in 1Q 2025 compared with cash used in Operating Activities of $18.5 million in 1Q 2024
▪Cash and Cash Equivalents were $79.2 million as of March 31, 2025
(1)    The first quarter 2025 and 2024 quarterly results reported herein are unaudited.
(2)    For GAAP purposes Billings are recognized as Net Revenue over the term of the subscription.
(3)    The decline in Paid Subscribers is primarily related to lower customer acquisition as well as elevated churn associated with the shutdown of our Legacy Research business. We expect a decrease in Paid Subscribers in second quarter 2025 primarily related to the remaining churn of low average revenue per user (ARPU) Legacy Research subscribers.

Dr. David “Doc” Eifrig, Interim Chief Executive Officer, commented, “Consistent with our announcement in mid- April, I am pleased to see the continued progress in our financial results as we execute against our strategic priorities. Billings for the first quarter increased more than 27% compared to 4Q 2024 and Cash from Operating Activities improved by $20 million compared to the same quarter last year. As we said in April, our mission and top priority is to provide world class financial research, actionable investing ideas, and software tools to our customers. These strong results demonstrate the value and trust that our customers place in our products.”
Doc continued, “While we have seen strong growth in our Billings over the last two quarters, we recognize the current uncertainty in the market is a concern to many, including our customers and other self-directed investors. Should this uncertainty persist, spending patterns of self-directed investors may be impacted. That said, the steps we have taken to improve our cost structure and improve overall efficiency should enable us to deliver strong CFFO margins.”
“You will continue to hear us talk about capital allocation given the importance of prudent deployment of our shareholders’ capital. During the first quarter we paid dividends of $0.80 per Class A share. Over the last twelve months, dividends paid by the company equated to a cash yield of over 16%, based on the March 31 stock price. In addition, we recently commenced buying back shares in the open market under our buyback program. While the amount repurchased to date is small, we will continue to be an active repurchaser when we believe our stock is undervalued. This capital allocation approach is enabled by our strong balance sheet. With significant cash balances and no debt, we have the runway and operational flexibility to both reward shareholders with dividends while continuing to execute our strategic growth plans.”
“Lastly, we made the decision this quarter to provide our investors with a view of selected full-year 2025 Targets. While we recognize the inherent variability in our business, we believe our investors want a line of sight into how we are thinking about the business for the balance of the year. Specifically, we estimate that our 2025 Billings will increase by around 20% compared to the annualized 2H(4) 2024 Billings, and we estimate that Cash from Operating Activities and Free Cash Flow will approximate $30 million for FY 2025, which would be a $50 million improvement from FY 2024.”
(4) 2H represents the sum of third and fourth quarter 2024 Billings which were $104.3M, or $208.6M on an annualized basis.

Our summary results and selected financial data are as follows:

(Unaudited)	1Q 2024	2Q 2024	3Q 2024	4Q 2024	1Q 2025	TTM 1Q 2025
Paid Subscribers (in thousands)	683	645	592	506	473	N/M
Total net revenue (in millions)	$109.0	$105.0	$97.2	$97.5	$83.5	$383.2
New "Marketing" Billings (in millions) (1)	$54.8	$38.7	$32.3	$37.0	$51.3	$159.3
Net "Renewal" Billings (in millions) (2)	$21.4	$17.1	$15.7	$16.0	$18.3	$67.2
Other Billings (in millions) (3)	$1.0	$1.8	$0.9	$2.4	$0.8	$5.8
Total Billings (in millions)	$77.2	$57.6	$48.9	$55.4	$70.5	$232.3
ARPU	$492	$456	$417	$394	$419	$419
Net income (in millions)	$22.7	$21.2	$22.7	$26.4	$16.8	$87.2
CFFO (in millions)	$(18.5)	$(3.8)	$(5.8)	$6.0	$1.7	$(1.9)
Adjusted CFFO (in millions)	$(18.5)	$(3.8)	$(5.8)	$6.0	$1.7	$(1.9)
Free Cash Flow (in millions)	$(18.8)	$(4.3)	$(5.9)	$6.1	$1.5	$(2.6)
EBITDA (in millions)	$22.5	$21.3	$23.2	$26.8	$17.5	$88.8

(1) Includes billings from all new subscription sales to new and existing subscribers.
(2) Includes billings attributable to renewal and maintenance fee payments. Excludes Membership sales.
(3) Includes primarily billings from Revenue Share, Advertising, and Conferences.
N/M - Not Meaningful

Balance Sheet and Capital Structure
As of March 31, 2025 the consolidated Cash balance was $79.2 million as compared with $97.9 million at December 31, 2024.
For the quarter ended March 31, 2025, interest income earned totaled $0.9 million.
Distributions to noncontrolling interest were $17.6 million for the quarter, primarily related to $14.5 million of tax distributions. We expect tax distributions to noncontrolling interests for full year 2025 to be in the range of $30 to $40 million, inclusive of the $14.5 million paid during 1Q 2025.
As previously announced, on February 28, 2025, the Board of Directors authorized a stock repurchase program of up to $50 million of Class A common stock. Repurchases of Class A common stock may be made from time to time, either through open market transactions (including pre-set trading plans) or through other transactions in accordance with applicable securities laws. Repurchases under the program have been authorized for the next twelve months but the program may be modified, suspended, or terminated at any time. Repurchases are limited by Nasdaq based on historical average daily volumes and other factors. The Company began repurchasing shares in early April and has since repurchased 20,306 shares for $0.2 million.
MarketWise Inc.’s Class A common stock trades on the Nasdaq Global Market under the symbol "MKTW." On April 2, 2025, the Company effected a 1-for-20 reverse stock split. As of March 31, 2025, the Company had 2,320,126 Class A common shares and 13,732,864 Class B common shares issued and outstanding, totaling 16,052,990 Class A and Class B common shares on a post-split basis.
Net Income attributable to noncontrolling interests on the Income Statement is primarily associated with these B shares and is a result of our corporate structure.
On April 25, 2025, the Company received notice from Nasdaq indicating that the Company had regained compliance with Nasdaq Global Market’s listing requirements and will therefore continue to be listed on the Nasdaq stock exchange.
Full Year 2025 Targets
Historically, the Company has not provided forward-looking information partially due to the inherent variability in our business. However, notwithstanding the variability in our business, we believe it is useful to provide investors with a line of sight into what we believe is the general direction of the business. These forward-looking Targets are based on trends and market conditions as they exist currently, and actual results may differ materially.
Selected FY 2025 Targets are as follows:
•Billings are estimated to increase by 20% compared to the annualized 2H 2024 Billings or approximately $250 million.
•Cash from Operating Activities and Free Cash Flow are estimated to be approximately $30 million, or over a $50 million improvement compared to FY 2024.
•Dividends to Class A shareholders are estimated to be approximately $1.60 to $1.80 per share. This total includes both the recurring quarterly dividends (currently $0.20 per quarter) as well as additional dividends related to excess tax distributions.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 25 years of operating history, MarketWise serves a community of millions of free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings is defined as amounts invoiced to customers.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.

Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
In addition to our results determined in accordance with GAAP, we believe that the below non-GAAP financial measures are useful in evaluating operating performance. We use the below non-GAAP financial measures, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
This quarter, we are introducing two additional non-GAAP financial measures: Free Cash Flow and EBITDA. These new non-GAAP financial measures are intended to provide investors with additional information regarding our liquidity and operating performance, and they are commonly used within our industry.
These new non-GAAP measures are provided in addition to, and not as a substitute for or superior to, our existing non-GAAP financial measures, which we will continue to present.
Management uses these non-GAAP measures internally to evaluate performance and make operating decisions, and we believe they provide a meaningful perspective to investors when used in conjunction with our GAAP results.
These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of other GAAP financial measures, such as cash flow from operations, operating cash flow margin, and net income. Some of the limitations of using these non-GAAP measures are that these metrics may be calculated differently by other companies in our industry.
Adjusted CFFO is defined as cash flow from operations (“CFFO”) plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about our ability to generate cash, and for internal planning and forecasting purposes.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.
Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. We define capital expenditures as purchases of property and equipment plus capitalized software development costs. Acquisitions are not included in capital expenditures.
We believe Free Cash Flow is a useful indicator that provides information to management and investors about the cash generated by the business that is available for discretionary purposes, such as dividends and strategic investments.
EBITDA is defined as net income before interest income (expense), income taxes, depreciation, and amortization. We believe EBITDA provides a useful supplemental measure of operating performance and is helpful to investors in evaluating our GAAP results.

Non-GAAP Measures
The following table provides a reconciliation of net cash provided by (used in) operating activities to Adjusted CFFO, and net cash provided by operating activities margin as a percentage of total net revenue to Adjusted CFFO Margin, net cash provided by (used in) operating activities to Free Cash Flow, and net income to EBITDA, in each case, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”):

(Unaudited, in thousands)	Three Months Ended March 31,
	2025	2024	% Change
Net cash provided by (used in) operating activities	$1,733	(18,511)	(109.4)%
Total net revenue	83,507	108,991	(23.4)%
Net cash provided by (used in) operating activities margin	2.1%	(17.0)%

Adjusted CFFO	$1,733	$(18,511)	(109.4)%
Billings	70,456	77,222	(8.8)%
Adjusted CFFO Margin	2.5%	(24.0%)

Net cash provided by (used in) operating activities	$1,733	$(18,511)	(109.4)%
Capital expenditures	(222)	(252)	(11.9)%
Free Cash Flow	$1,511	$(18,763)	(108.1)%

Net income	$16,841	$22,712	(25.8)%
Interest income, net	(941)	(1,658)	(43.2)%
Income tax expense	1,038	735	41.2%
Depreciation and amortization	531	693	(23.4)%
EBITDA	$17,469	$22,482	(22.3)%
NM: Not meaningful

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “target,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; current macroeconomic events, including heightened inflation, rise in interest rates and the potential for an economic recession; failure to comply with laws and regulations or other regulatory action or investigations, including the Advisers Act; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands)	First Quarter
	2025	2024
Net revenue	$83,014	$108,612
Related party revenue	493	379
Total net revenue	83,507	108,991
Operating expenses:
Cost of revenue (1)	11,935	13,368
Sales and marketing (1)	34,078	47,297
General and administrative (1)	17,328	23,802
Research and development (1)	2,346	2,149
Depreciation and amortization	531	693
Impairment losses	380	—
Related party expense	129	127
Total operating expenses	66,727	87,436
Income from operations	16,780	21,555
Other income, net	158	234
Interest income, net	941	1,658
Income before income taxes	17,879	23,447
Income tax expense	1,038	735
Net income	16,841	22,712
Net income attributable to noncontrolling interests	15,951	21,055
Net income attributable to MarketWise, Inc.	$890	$1,657

Net income per Class A common share – basic	$0.43	$0.90

Net income per Class A common share – diluted	$0.41	$0.85

Weighted average shares outstanding – basic	2,051	1,836

Weighted average shares outstanding – diluted	2,160	1,956

(1) Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item

Table 2. Balance Sheet

(in thousands)	March 31, 2025 (Unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$79,178	$97,876
Accounts receivable	8,789	1,876
Prepaid expenses	10,162	10,051
Related party receivables	1,583	547
Deferred contract acquisition costs	52,182	57,214
Other current assets	1,016	1,269
Total current assets	152,910	168,833
Property and equipment, net	203	592
Operating lease right-of-use assets	2,770	3,182
Intangible assets, net	4,391	4,673
Goodwill	30,043	30,043
Deferred contract acquisition costs, noncurrent	38,954	42,121
Deferred tax assets	10,289	10,071
Total assets	$239,560	$259,515
Liabilities and stockholders’ deficit
Current liabilities:
Trade and other payables	$3,295	$4,011
Related party payables	531	338
Accrued expenses	18,457	23,272
Deferred revenue and other contract liabilities	213,004	217,973
Operating lease liabilities	1,110	1,629
Other current liabilities	11,795	12,985
Total current liabilities	248,192	260,208
Deferred revenue and other contract liabilities, noncurrent	202,099	209,013
Related party TRA liability, noncurrent (Note 9)	3,737	2,669
Other liabilities, noncurrent	2,610	2,811
Operating lease liabilities, noncurrent	653	2,738
Total liabilities	457,291	477,439
Commitments and Contingencies	—	—
Stockholders’ deficit:
Common stock - Class A, par value of $0.0001 per share, 47,500,000 shares authorized; 2,320,126 and 1,978,136 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	—	—
Common stock - Class B, par value of $0.0001 per share, 15,000,000 shares authorized; 13,732,864 and 13,994,498 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	1	1
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	102,531	106,691
Accumulated other comprehensive income	56	56
Accumulated deficit	(118,394)	(119,284)
Total stockholders’ deficit attributable to MarketWise, Inc.	(15,806)	(12,536)
Noncontrolling interest	(201,925)	(205,388)
Total stockholders’ deficit	(217,731)	(217,924)
Total liabilities and stockholders’ deficit	$239,560	$259,515

Table 3. Cash Flows

(Unaudited, in thousands)	First Quarter
	2025	2024
Cash flows from operating activities:
Net income	$16,841	$22,712
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	531	693
Impairment of property and equipment, net	380	—
Stock-based compensation	3,141	3,807
Change in fair value of contingent consideration	(1,226)	—
Deferred taxes	1,038	678
Unrealized gains on foreign currency	(1)	(57)
Other gains	(1,646)	—
Noncash lease expense	2,139	505
Changes in operating assets and liabilities:
Accounts receivable	(6,913)	1,178
Related party receivables and payables	383	2,381
Prepaid expenses	(111)	(1,250)
Other current assets and other assets	253	214
Deferred contract acquisition costs	8,199	13,764
Trade and other payables	(733)	2,412
Accrued expenses	(4,815)	(32,993)
Deferred revenue	(11,883)	(30,881)
Operating lease liabilities	(2,685)	(352)
Other current and long-term liabilities	(1,159)	(1,322)
Net cash provided by (used in) operating activities	1,733	(18,511)
Cash flows from investing activities:
Purchases of property and equipment	(45)	—
Capitalized software development costs	(177)	(252)
Net cash used in investing activities	(222)	(252)
Cash flows from financing activities:
Restricted stock units withheld to pay taxes	(583)	(1,172)
Dividends paid	(1,986)	(343)
Distributions to noncontrolling interests	(17,640)	(3,683)
Net cash used in financing activities	(20,209)	(5,198)
Effect of exchange rate changes on cash	—	(38)
Net decrease in cash, cash equivalents and restricted cash	(18,698)	(23,999)
Cash, cash equivalents and restricted cash — beginning of period	97,876	155,174
Cash, cash equivalents and restricted cash — end of period	$79,178	$131,175

MarketWise Investor Relations Contact
Erik Mickels – Chief Financial Officer
(800) 290-4113
Email: ir@marketwise.com

MarketWise Media Contact
Email: media@marketwise.com